                                                                    EXHIBIT 99.1



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Shareholders
Heartland Bancshares, Inc.
Sebring, Florida


        We have audited the accompanying consolidated balance sheets of Heartland Bancshares, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heartland Bancshares, Inc. and its subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




                                                 /s/ OSBURN, HENNING AND COMPANY





February 8, 2002

                           HEARTLAND BANCSHARES, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                     2001               2000
                                                                 -----------        -----------
                                     ASSETS
Cash and due from banks                                         $  2,154,809       $  1,393,354
Federal funds sold                                                 7,048,988          8,395,000
                                                                ------------       ------------
                Total Cash and Cash Equivalents                    9,203,797          9,788,354
Securities available for sale                                     17,282,256         16,078,563
Loans:
    Commercial, financial and agricultural                         9,717,593          9,119,116
    Real estate - mortgage                                        17,602,247          5,307,665
    Installment and consumer lines                                 9,232,486          4,268,232
                                                                ------------       ------------
                Total Loans                                       36,552,326         18,695,013
    Less:  Allowance for loan losses                                (393,051)          (235,059)
                                                                ------------       ------------
            Net Loans                                             36,159,275         18,459,954
Property and equipment                                             2,838,470          2,738,681
Other assets                                                         772,472            876,897
                                                                ------------       ------------

                TOTAL ASSETS                                    $ 66,256,270       $ 47,942,449
                                                                ============       ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits:
       Noninterest-bearing demand                               $ 12,199,835       $  7,330,714
       Savings, NOW and money market                              27,068,895         20,220,247
       Time deposits under $100,000                               13,383,049          9,312,569
       Time, $100,000 and over                                     7,520,124          5,003,349
                                                                ------------       ------------
                Total Deposits                                    60,171,903         41,866,879
    Other liabilities                                                207,362            136,414
                                                                ------------       ------------
                Total Liabilities                                 60,379,265         42,003,293

Commitments and Contingencies (Note 11)

Shareholders' Equity
    Common stock, $.10 par value, 10,000,000
       shares authorized; 652,030 shares issued
       and outstanding                                                65,203             65,203
    Preferred stock - $.01 par value; 1,000,000
       shares authorized; no shares issued or
       outstanding                                                        --                 --
    Additional paid-in capital                                     6,437,152          6,437,152
    Retained earnings (deficit)                                     (690,289)          (706,101)
    Accumulated other comprehensive income                            64,939            142,902
                                                                ------------       ------------
                Total Shareholders' Equity                         5,877,005          5,939,156
                                                                ------------       ------------

                TOTAL LIABILITIES AND SHAREHOLDERS'
                  EQUITY                                        $ 66,256,270       $ 47,942,449
                                                                ============       ============



See notes to financial statements.

                           HEARTLAND BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS





                                                           Year Ended December 31,
                                                           2001             2000
                                                       -----------      -----------
Interest Income
   Interest and fees on loans                          $ 2,229,644       $ 1,113,661
   Interest on securities                                  914,803           895,485
   Interest on federal funds sold                          430,602           733,452
                                                       -----------       -----------
                Total Interest Income                    3,575,049         2,742,598
                                                       -----------       -----------

Interest Expense
  Interest on deposits                                   1,523,003         1,259,273
  Interest on short-term borrowings                          5,828                --
                                                       -----------       -----------
                Total Interest Expense                   1,528,831         1,259,273
                                                       -----------       -----------

                Net Interest Income                      2,046,218         1,483,325

Provision for Loan Losses                                 (162,167)         (123,426)
                                                       -----------       -----------
                Net Interest Income After
                  Provision For Loan Losses              1,884,051         1,359,899
                                                       -----------       -----------

Noninterest Income
   Service charges and fees                                181,345           113,286
   Gain on securities                                      188,223             4,778
   Gain on sale of loans                                    34,950                --
   Other income                                              9,380            10,733
                                                       -----------       -----------
                Total Noninterest Income                   413,898           128,797
                                                       -----------       -----------

Noninterest Expense
   Salaries and employee benefits                        1,088,850           863,143
   Occupancy expenses                                      189,247           182,514
   Equipment expenses                                      210,114           186,397
   Other operating expenses                                783,655           628,445
                                                       -----------       -----------
                Total Noninterest Expense                2,271,866         1,860,499
                                                       -----------       -----------

                Income (Loss) Before Income Taxes           26,083          (371,803)

Income Tax Provision (Benefit)                              10,271          (143,392)
                                                       -----------       -----------

                NET INCOME (LOSS)                      $    15,812       $  (228,411)
                                                       ===========       ===========

                NET INCOME (LOSS) PER SHARE            $       .02       $      (.35)
                                                       ===========       ===========

                Average Shares Outstanding                 652,030           652,030
                                                       ===========       ===========



See notes to financial statements.

                           HEARTLAND BANCSHARES, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY




                                                                      Accumulated
                               Common      Additional   Retained        Other          Total
                               Stock        Paid-in     Earnings     Comprehensive Shareholders'
                              Par Value     Capital    (Deficit)     Income (Loss)    Equity
                             ----------   ----------   ----------    ------------  -----------
BALANCE DECEMBER 31, 1999     $65,203    $6,437,152    $(477,690)    $  (9,525)    $ 6,015,140

Comprehensive Income:
   Net loss for 2000               --            --     (228,411)           --        (228,411)
   Other comprehensive
    income:
      Change in unrealized
        loss on securities
        available for sale         --            --           --       152,427         152,427
   Total Comprehensive
                                                                                   -----------
     Income (Loss)                 --            --           --            --         (75,984)
                              -------    ----------    ---------     ---------     -----------

BALANCE DECEMBER 31, 2000      65,203     6,437,152     (706,101)      142,902       5,939,156

Comprehensive Income:
   Net income for 2001             --            --       15,812            --          15,812
   Other comprehensive
    income:
      Change in unrealized
        gain on securities
        available for sale         --            --           --       (77,963)        (77,963)
   Total Comprehensive
                                                                                   -----------
     Income (Loss)                 --            --           --            --         (62,151)
                              -------    ----------    ---------     ---------     -----------

BALANCE DECEMBER 31, 2001     $65,203    $6,437,152    $(690,289)    $  64,939     $ 5,877,005
                              =======    ==========    =========     =========     ===========





See notes to financial statements.

                           HEARTLAND BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                             Years Ended December 31,
                                                           2001                    2000
                                                       -----------             -----------
OPERATING ACTIVITIES
    Net income (loss)                                  $     15,812       $   (228,411)
    Adjustments to reconcile net income (loss)
       to net cash provided by (used in)
       operating activities:
          Deferred income tax provision (benefit)            10,271           (143,392)
          Provision for loan losses                         162,167            123,426
          Depreciation and amortization                     222,038            197,621
          Gain on sale of securities                       (188,223)                --
          Net accretion on securities available
              for sale                                       (4,735)           (87,646)
    Change in year-end balances of:
       Interest receivable                                   93,751           (339,773)
       Interest payable                                     (21,767)            17,869
       Other accounts - net                                 101,558            (14,353)
                                                       ------------       ------------
                  Net Cash Provided By (Used In)
                    Operating Activities                    390,872           (474,659)
                                                       ------------       ------------

INVESTING ACTIVITIES
    Net funding of loans                                (17,861,488)       (13,553,848)
    Purchases of securities available for sale          (18,428,544)       (13,196,262)
    Sales, maturities and principal collections
       on securities available for sale                  17,296,934            574,686
    Acquisition of property and equipment                  (287,355)          (261,309)
                                                       ------------       ------------
                  Net Cash Used In Investing
                    Activities                          (19,280,453)       (26,436,733)
                                                       ------------       ------------

FINANCING ACTIVITIES
    Net increase in deposits                             18,305,024         21,472,991
                                                       ------------       ------------
                  Net Cash Provided By Financing
                    Activities                           18,305,024         21,472,991
                                                       ------------       ------------

                  Net Decrease in Cash and Cash
                    Equivalents                            (584,557)        (5,438,401)

                  Cash and Cash Equivalents:
                    Beginning of year                     9,788,354         15,226,755
                                                       ------------       ------------

                    End of year                        $  9,203,797       $  9,788,354
                                                       ============       ============


SUPPLEMENTAL DISCLOSURE

    Interest paid                                      $  1,550,598       $  1,241,404
                                                       ============       ============

    Income taxes paid                                  $         --       $         --
                                                       ============       ============




See notes to financial statements.

                           HEARTLAND BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1 - ORGANIZATIONAL BACKGROUND AND BASIS OF PRESENTATION

   Heartland Bancshares, Inc. (the Company) is a registered bank holding company which was formed to organize and own 100% of a newly-formed national bank, Heartland National Bank (the Bank). The Bank is a nationally-chartered full service, commercial banking institution with its main office in Sebring, Florida and branch offices in Lake Placid and Avon Park, Florida. The Bank opened for business on September 7, 1999.

    The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and balances have been eliminated.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Comprehensive Income

       The Company reports comprehensive income in addition to net income or loss. Comprehensive income is comprised of net income or loss and items of "other comprehensive income". The Bank's only item of other comprehensive income is the unrealized gain or loss on its available for sale investment securities portfolio.

   Securities Available for Sale

       Securities which are used for asset/liability, liquidity, and other funds management purposes are classified as securities available for sale. These securities have indefinite holding periods and are accounted for on a fair value basis with net unrealized gains and losses included in other comprehensive income.

       Amortization and accretion of premiums and discounts are recognized as adjustments to interest income. Realized gains and losses are recognized using the specific identification method.

   Loans and Allowance For Loan Losses

       Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amounts outstanding except for those classified as nonaccrual loans. The accrual of interest is discontinued when future collection of principal or interest in accordance with the contractual terms may be doubtful.

                           HEARTLAND BANCSHARES, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Loans and Allowance For Loan Losses (Continued)

       The allowance for loan losses is established through a provision for loan losses charged against operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans, industry historical loss experience, and other factors.

       Loan fees, net of origination costs, are capitalized and amortized as yield adjustments over the respective loan terms. Interest and fees on loans includes loan fees of $84,135 and $51,834 in 2001 and 2000, respectively.

   Property and Equipment

       Property and equipment are stated at cost, less accumulated depreciation computed on the straight-line and accelerated methods over the estimated useful lives of the assets. These lives are summarized as follows:

                  Asset                                     Estimated Lives
            ------------------                              ----------------

          Buildings                                              39 years
          Land improvements                                      15 years
          Furniture and equipment                            5 - 10 years

       Maintenance and repairs are charged to operations, and improvements and additions are capitalized.

   Computer Software

       The Bank has computer software with a cost of $127,664 at both December 31, 2001 and 2000, and a carrying amount of $68,281 and $91,351, respectively. This software, which is included in the caption "Other Assets" on the accompanying balance sheet, is being amortized on the straight-line basis over a three year period. Amortization in 2001 and 2000 was approximately $32,000 and $20,000, respectively.

                           HEARTLAND BANCSHARES, INC.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   Income Taxes

       The Company uses the liability method for accounting for deferred income taxes. This method requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

   Cash Flow Information

       For purposes of the statements of cash flows, the Company considers cash and due from banks and federal funds sold as cash and cash equivalents.

   Earnings Per Share

       Earnings per share is computed by dividing the net income or loss by the weighted average number of shares of common stock outstanding during the period (652,030 for both 2001 and 2000). Unexercised stock options have not been considered since they would have an immaterial effect in 2001 and an antidilutive effect in 2000.

   Other

       The Company follows the policy of expensing advertising costs as incurred. Advertising and business development costs charged to operations were approximately $60,381 and $38,872 in 2001 and 2000, respectively.

   Reclassifications

       Certain items shown in the December 31, 2000 financial statements and footnotes have been reclassified to conform more closely to the 2001 presentation.


NOTE 3 - SECURITIES

   Amortized cost and estimated fair value of securities available for sale as of December 31, 2001 are as follows:

                                                             Federal
                             U. S.             U. S.         Reserve
                           Treasury         Government        FHLB
                          Securities         Agencies         Stock            Total
                          ----------       -----------      --------        -----------
Amortized cost            $  999,636      $ 15,966,927       $220,050      $ 17,186,613
Gross unrealized:
  Gains                        5,364           117,903             --           123,267
  Losses                          --           (27,624)            --           (27,624)
                          ----------      ------------       --------      ------------
Estimated fair value      $1,005,000      $ 16,057,206       $220,050      $ 17,282,256
                          ==========      ============       ========      ============


                           HEARTLAND BANCSHARES, INC.

NOTE 3 - SECURITIES (CONTINUED)

    Amortized cost and estimated fair value of securities available for sale as of December 31, 2000 are as follows:


                                                               Federal
                              U. S.              U. S.         Reserve
                            Treasury          Government        Bank
                           Securities          Agencies         Stock            Total
                           ----------        -----------      --------        -----------
Amortized cost            $ 2,494,730       $ 13,185,914       $181,400      $ 15,862,044
Gross unrealized:
  Gains                        12,434            204,392             --           216,826
  Losses                         (124)              (183)            --              (307)
                          -----------       ------------       --------      ------------
Estimated fair value      $ 2,507,040       $ 13,390,123       $181,400      $ 16,078,563
                          ===========       ============       ========      ============

   The amortized cost and estimated fair value of securities at December 31, 2001 by contractual maturity, are shown below:


                                                                Securities
                                                            Available for Sale
                                                ------------------------------------------
                                                 Amortized                      Estimated
                                                   Cost                         Fair Value
                                                ----------                     -----------
Due in:
    One year or less                            $ 1,222,612                    $ 1,232,216
    After one through five years                 11,199,673                     11,285,843
    Other securities                              4,764,328                      4,764,197
                                                -----------                    -----------
                                                $17,186,613                    $17,282,256
                                                ===========                    ===========


Securities with an amortized cost of $11,335,777 were called or sold during 2001 for gross sales proceeds of $11,524,000, resulting in gains of $188,223 and no losses. There were no sales of securities in 2000. Securities with an amortized cost and fair market value of $600,000 and $604,012 at December 31, 2001, respectively, are pledged for public funds.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS

   Activity in the allowance for loan losses during 2001 and 2000 is as follows:

                                                   2001                         2000
                                               -----------                  -----------
Beginning balance                               $ 235,059                     $111,633
   Provision                                      162,167                      123,426
   Net charge-offs                                 (4,175)                          --
                                                ---------                     --------
Ending balance                                  $ 393,051                     $235,059
                                                =========                     ========


   The Bank had no non-accrual or other non-performing loans at December 31, 2001.

                           HEARTLAND BANCSHARES, INC.

NOTE 5 - PROPERTY AND EQUIPMENT

   The components of property and equipment, and the aggregate related accumulated depreciation and amortization at December 31 are as follows:


                                                            2001                            2000
                                                        -----------                     -----------
Land                                                    $   969,286                     $   890,786
Buildings and land improvements                           1,435,347                       1,278,118
Furniture and equipment                                     832,484                         655,234
Branch premises in process                                       --                         125,625
                                                        -----------                     -----------
                                                          3,237,117                       2,949,763
   Less accumulated depreciation and
     amortization                                          (398,647)                       (211,082)
                                                        -----------                     -----------
                                                        $ 2,838,470                     $ 2,738,681
                                                        ===========                     ===========


   Depreciation expense during 2001 and 2000 was $190,070 and $197,621, respectively.


NOTE 6 - DEPOSITS

   At December 31, 2001, the scheduled maturities of time certificates of deposit are as follows:


                                                                    (In Thousands)
                                                                    --------------
       2002                                                            $18,274
       2003                                                              1,638
       2004                                                                702
       2005                                                                 87
       2006                                                                202



NOTE 7 - SHORT-TERM BORROWINGS

   During 2001, the Bank periodically sold securities under repurchase agreements to deposit customers. The borrowings under these agreements are collateralized by securities pledged by the Bank. The amount outstanding under these agreements at December 31, 2001 was $57,547 and the average amount outstanding during 2001 was $302,000. The average interest rate, which is indexed to the Federal Funds target rate, was 1.9% for 2001. Interest expense on these borrowings for 2001 was $5,828. These borrowings are included in the caption "other liabilities" on the accompanying December 31, 2001 balance sheet. There were no short-term borrowings outstanding during 2000 or at December 31, 2000.

                           HEARTLAND BANCSHARES, INC.

NOTE 8 - OTHER OPERATING EXPENSES

   The more significant components of other operating expenses are as follows:


                                                         2001                      2000
                                                      ----------                ----------
Data and item processing                              $246,691                    $168,613
Legal and professional                                  67,448                     137,261
Marketing and business development                      60,381                      38,782
Stationery and supplies                                 59,707                      84,850
Loan expense                                            55,158                      49,766
Insurance                                               34,228                      26,576


NOTE 9 - INCOME TAXES

    Since the Company has incurred tax losses since inception, no current federal or state income tax is due or receivable and, accordingly, no current income tax expense or benefit has been provided. The deferred tax benefit included in 2001 and 2000 operations represents the estimated future tax benefit attributable to cumulative differences between the book and tax bases of assets and liabilities, and to the tax effect of the Company's net operating losses.

    The more significant temporary differences and related deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows:


                                                                 2001                        2000
                                                              ---------                   ---------
Temporary Differences
  Deferred tax on deductible differences:
    Net operating losses                                       $234,700                    $250,000
    Pre-opening and organizational costs                         62,100                      85,300
    Loan loss reserve                                           112,900                      68,300
                                                               --------                    --------
                                                                409,700                     403,600
                                                               --------                    --------
  Deferred tax on taxable differences:
    Property and equipment basis difference                      53,079                      36,708
    Unrealized gain on securities                                30,704                      73,616
                                                               --------                    --------
                                                                 83,783                     110,324
                                                               --------                    --------
        Net asset included in financial
          statements                                           $325,917                    $293,276
                                                               ========                    ========

    The difference between the recorded tax benefit and that which might be expected by application of the federal statutory corporate income tax rate of 34% is due primarily to state income tax.

    Net operating losses of approximately $725,000 at December 31, 2001 may be carried forward to offset income taxes otherwise payable in future years until their use or expiration in 2019 and 2020.

    The Company and the Bank file consolidated income tax returns. Tax is allocated between the entities under a tax sharing agreement on a separate entity basis.

                           HEARTLAND BANCSHARES, INC.

NOTE 10 - LOANS TO RELATED PARTIES

    The Bank periodically makes loans to officers and directors, and companies in which they hold a 10 percent or more beneficial ownership. The balance outstanding under these loans at December 31, 2001 and 2000 was $93,725 and $336,520, respectively. These loans were made in the normal course of business at prevailing interest rates and terms.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

   Financial Instruments With Off-Balance-Sheet Risk

       The financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business to meet the financing needs of customers. These include commitments to extend credit and honor stand-by letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risks in excess of amounts reflected in the balance sheets. The extent of the Bank's involvement in these commitments or contingent liabilities is expressed by the contractual, or notional, amounts of the instruments.

       Commitments to extend credit, which amount to approximately $13 million at December 31, 2001, represent legally binding agreements to lend to customers with fixed expiration dates or other termination clauses. Since many commitments are expected to expire without being funded, committed amounts do not necessarily represent future liquidity requirements. The amount of collateral obtained, if any, is based on management's credit evaluation in the same manner as though an immediate credit extension were to be granted.

       Stand-by letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. The decision whether to guarantee such performance and the extent of collateral requirements are made considering the same factors as are considered in credit extension. At December 31, 2001, the Bank has outstanding stand-by letters of credit with face amounts of $116,000.

       The Bank expects no significant losses to be realized in the performance of its obligations under any of the above instruments.

   Concentrations of Credit Risk

       The Bank originates residential and commercial real estate loans, agriculture loans, and other consumer and commercial loans primarily in its Highlands County market area. In addition, the Bank may participate in loans originated by other banks or sell loans it originates to other banks. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the market areas of its borrowers.

                           HEARTLAND BANCSHARES, INC.

NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

   Use of Estimates in Preparation of Financial Statements

       The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. For the Company, such estimates significantly affect the amount at which the allowance for loan losses is carried, the amount of the deferred tax assets that are dependent upon future taxable income and the likelihood and timing of realization of such assets, and other factors and amounts entering into the preparation of the financial statements. All such estimates relate to unsettled transactions and events as of the date of the financial statements and, accordingly, upon settlement it is likely that actual amounts will differ from currently estimated amounts.


NOTE 12 - DIVIDEND RESTRICTIONS

   The payment of dividends by a national bank is subject to various restrictions set forth by law. Such restrictions generally limit dividends to an amount not exceeding net income for the current and two preceding years, less any dividends paid during such period. In addition, see Note 13 for indirect limitations on the payment of dividends.


NOTE 13 - STOCK OPTION PLAN

   The Company's shareholders have approved a stock option plan permitting the granting of options for up to 90,000 shares of the Company's common stock to selected Bank officers and employees, and up to 40,000 shares to the Company's directors.

   The activity in the Company's stock options during 2001 and 2000 was as follows:


                                 2001                      2000
                         ----------------------   ---------------------
                                      Exercise                Exercise
                        Options        Price      Options       Price
                        -------      --------     -------     --------
Beginning balance        72,500        $10         70,000        $10
   Granted                   --        $--          5,000        $10
   Forfeited                 --        $--         (2,500)       $10
                                                  -------        ---
Ending balance           72,500        $10         72,500        $10
                        =======                   =======


                           HEARTLAND BANCSHARES, INC.

NOTE 13 - STOCK OPTION PLAN (CONTINUED)

   Options granted under the officers' and employees' plan become exercisable 20% in the year of grant, and 20% over each of the next four years. The exercise price of these options is the deemed fair value on the date of grant. Any options not exercised expire ten years after their date of grant. Options granted under the directors' plan have the same terms as the officers' options, except that they vest over a five year period beginning with the first anniversary of the grant date.

   Of the options outstanding at each year-end, 34,834 and 19,667 were exercisable at December 31, 2001 and 2000, respectively. The weighted average remaining contractual life at December 31, 2001 is 7.7 years.

   Under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (the Standard), the Company is permitted to disclose rather than recognize any material compensation cost associated with its options. Compensation cost for this purpose is based on the fair value of options when granted, as determined using the Black-Scholes option pricing model, accrued in accordance with their vesting schedule. The impact on compensation and on net income or loss for 2001 and 2000, had the Company and the Bank recognized compensation costs associated with these options, would not have been material to either year.


NOTE 14 - REGULATORY MATTERS

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). If such minimum amounts and ratios are met, the Bank is considered "adequately capitalized". If a bank exceeds the requirements of "adequately capitalized", and meets even more stringent minimum standards, it is considered "well capitalized". Management believes as of December 31, 2001 and 2000, the Company and the Bank met all capital adequacy requirements to which they were subject.

                           HEARTLAND BANCSHARES, INC.

NOTE 14 - REGULATORY MATTERS (CONTINUED)

   The table below shows the total risk-based, Tier I risk-based, and Tier I leverage ratios of the Bank at December 31, 2001 and 2000, and the minimum amounts and ratios needed to meet the definition of "well capitalized".

                                                                                Minimum Amount
                                                                                 and Ratio to
                                                                                  Remain Well
                                                Actual                            Capitalized
                                      ---------------------------         ---------------------------
                                        Amount              Ratio           Amount             Ratio
                                      ----------            -----         ----------          -------
                                      (Thousands)                         (Thousands)
       As of December 31, 2001:
         Total Capital (to
          Risk Weighted Assets)
           Consolidated                  $5,879              13.9%          $4,225              10.0%
           Subsidiary bank                5,680              13.4            4,225              10.0
         Tier I Capital (to
          Risk Weighted Assets)
           Consolidated                   5,486              13.0            2,535               6.0
           Subsidiary bank                5,287              12.5            2,535               6.0
         Tier I Capital (to
          Average Assets)
           Consolidated                   5,486               8.8            3,101               5.0
           Subsidiary bank                5,287               8.5            3,101               5.0




                                                                                Minimum Amount
                                                                                 and Ratio to
                                                                                  Remain Well
                                                Actual                            Capitalized
                                      ---------------------------         ---------------------------
                                        Amount              Ratio           Amount             Ratio
                                      ----------            -----         ----------          -------
                                      (Thousands)                         (Thousands)

       As of December 31, 2000:
          Total Capital (to
           Risk Weighted Assets)
              Consolidated               $5,738          22.5%            $2,549         10.0%
              Subsidiary bank             5,213          20.5              2,549         10.0
          Tier I Capital (to
           Risk Weighted Assets)
              Consolidated                5,503          21.6              1,529          6.0
              Subsidiary bank             4,978          19.5              1,529          6.0
          Tier I Capital (to
           Average Assets)
              Consolidated                5,503          12.0              2,283          5.0
              Subsidiary bank             4,978          11.0              2,258          5.0



                           HEARTLAND BANCSHARES, INC.

NOTE 15 - HEARTLAND BANCSHARES, INC. (PARENT COMPANY - ONLY) FINANCIAL
          INFORMATION

   Condensed Balance Sheets

                                                                               December 31,
                                                                ------------------------------------
                                                                    2001                      2000
                                                                ----------                ----------
   Assets
   Cash and cash equivalents                                    $  196,282                $  519,487
   Investment in bank subsidiary, at equity                      5,678,009                 5,425,102
   Deferred tax asset                                                2,714                        --
                                                                ----------                ----------

      Total Assets                                              $5,877,005                $5,944,589
                                                                ==========                ==========

Deferred tax liability                                          $       --                $    5,433

Shareholders' Equity                                             5,877,005                 5,939,156


      Total Liabilities and Shareholders' Equity                $5,877,005                $5,944,589
                                                                ==========                ==========


Condensed Statements of Operations
                                                                       Year Ended December 31,
                                                                ------------------------------------
                                                                    2001                     2000
                                                                ----------                ----------

Income                                                          $       --                $       --
                                                                ----------                ----------
Expenses:
  Miscellaneous operating expense                                   23,205                    38,847
  Income tax benefit                                                (8,147)                  (14,567)
                                                                ----------                ----------
                                                                   (24,281)                   52,723
                                                                ----------                ----------
       Loss Before Equity in Earnings of
         Subsidiary                                                (15,058)                  (24,280)

Equity in earnings (loss) of subsidiary                             30,870                  (204,131)
                                                                ----------                ----------

       Net Income (Loss)                                        $   15,812                $ (228,411)
                                                                ==========                ==========

                           HEARTLAND BANCSHARES, INC.

NOTE 15 - HEARTLAND BANCSHARES, INC. (PARENT COMPANY - ONLY) FINANCIAL INFORMATION (CONTINUED)


   Condensed Statements of Cash Flows


                                                                         Year Ended December 31,
                                                                 ------------------------------------
                                                                     2001                      2000
                                                                 ----------                ----------
Operating Activities:
 Net income (loss)                                               $  15,812                 $(228,411)
 Deferred income tax                                                (8,147)                  (14,567)
 Equity recognition of subsidiary's
      earnings (loss)                                              (30,870)                  204,131
                                                                 ---------                 ---------
            Net Cash Used In Operating Activities                  (23,205)                  (38,847)
                                                                 ---------                 ---------

Investing Activities:
   Investment in bank stock                                       (300,000)                       --
                                                                 ---------                 ---------
            Net Cash Used In Investing
              Activities                                          (300,000)                       --
                                                                 ---------                 ---------

            Net Decrease in Cash                                  (323,205)                  (38,847)

            Cash and Cash Equivalents at:
              Beginning of Year                                    519,487                   558,334
                                                                 ---------                 ---------
              End of Year                                        $ 196,282                 $ 519,487
                                                                 =========                 =========